EXHIBIT NO. 10.47

EXPLANATORY NOTE

Each of the named executive officers and other executive officers entered into an employment agreement with SunPower Corporation (the “Company”). Each officer’s employment agreement was substantially similar to the form being filed with this Annual Report on Form 10-K and as appended hereto, with the following exceptions:

Mr. Werner

1.
Section 8(a) grants accelerated vesting of awards, regardless of whether termination or resignation is in Connection with a Change of Control (instead of only in Connection with a Change of Control). However, it specifies that vesting is not accelerated with respect to performance-based equity awards which are subject to achievement of specified milestones that are not achieved as of the Termination Date.

2.
Section 9(e) requires Mr. Werner’s agreement not to compete for a period of twelve months following the Termination Date if his employment is terminated by the company without Cause or by him for Good Reason, and is not in Connection with a Change of Control.

SUNPOWER CORPORATION
[NAME OF EXECUTIVE]
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into as of [_______], 20__ (the “Effective Date”) by and between SunPower Corporation (the “Company”) and [Name of Executive] (“Executive”).
1.Duties and Scope of Employment.

(a)Positions and Duties. As of the Effective Date, Executive will serve as [Title]. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Chief Executive Officer of the Company (the “Supervisor”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company. Executive acknowledges that the performance of his duties may require reasonable business travel. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Supervisor; provided, however, that Executive may, without the approval of the Supervisor, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to, or compliance with the policies of, the Company.

2.At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that, notwithstanding the term described in Section 3, this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. Executive agrees to resign from all positions that he holds with the Company (other than his position, if any, as a member of the Board of Directors (the “Board”) of the Company) immediately following the termination of his employment if the Supervisor so requests.

3.Term of Agreement. This Agreement will have an initial term of three years commencing on the Effective Date. On the third anniversary of the Effective Date, and on each three-year anniversary thereafter, this Agreement will automatically renew for an additional three-year term unless the Company provides Executive with written notice of non-renewal at least 120 days prior to the date of automatic renewal. In the event this Agreement is not renewed (i.e. terminated) upon the expiration of its Term, under no circumstances shall such non-renewal/termination trigger any entitlement to severance or any other benefits set forth in Sections 7 and 8 of this Agreement.

4.Compensation.

(a)Base Salary. The Company will pay Executive a base salary as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings and to deductions authorized by Executive. Executive’s salary will be subject to review, and adjustments will be made based upon the Company’s standard practices.

(b)Annual Bonus. Executive’s target bonus will be determined from time to time by the Board and/or its compensation committee (“Target Bonus”). The actual bonus paid may be higher or lower than the Target Bonus for over- or under-achievement of goals as determined by the Board and/or its compensation committee in its or their sole discretion.

(c)Equity Compensation. Executive may be entitled to participate in the Company’s equity incentive programs, as determined from time to time by the Board and/or its compensation committee.

5.Executive Benefits. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Benefit Plans that are applicable to other senior executives of the Company, as such Benefit Plans may exist from time to time.

6.Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement and other policies as in effect from time to time. Any such reimbursement under this Section 6 shall be for expenses incurred by Executive during his employment by the Company and such reimbursement shall be made not later than the last day of the calendar year following the calendar year in which Executive incurs the expense. In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

7.Severance in Connection with Change of Control.

(a)Termination Without Cause or Resignation for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination constitutes a “separation from service” within the meaning of Section 409A of the Code and is in Connection with a Change of Control, then, subject to Section 9, Executive will receive: (i) a lump-sum payment equal to Executive’s Base Salary at the monthly rate in effect on the Determination Date multiplied by twenty-four (24), (ii) in the event the Termination Date follows a completed fiscal year for which Executive’s annual bonus relating to such prior completed fiscal year has not been paid as of the Termination Date, a lump-sum payment equal to the actual bonus that would have been paid for such completed fiscal year, (iii) a lump-sum payment equal to Executive’s Target Bonus at the annual rate in effect on the Determination Date multiplied by two, (iv) continuation of Executive’s and Executive’s eligible dependents’ coverage under the Company’s Benefit Plans for twenty-four (24) months, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law and assumes the cost, on an after-tax basis, for such continuation coverage), (v) a lump-sum payment equal to Executive’s accrued and unpaid Base Salary and paid time off earned by the Executive through the Termination Date, (vi) reimbursement of up to $15,000 for the services of an outplacement firm mutually acceptable to the Company and Executive, provided that Executive incurs such outplacement services no later than the last day of the second year following the year in which Executive’s Termination Date occurs, and (vii) except as provided in Section 7(c), on or about January 31 of the year following the year in which the Termination Date occurs and continuing on or about each January 31 until the year following the last year of Executive’s Benefit Plans’ coverage pursuant to this Section, the Company will make a payment to Executive (the “Benefit Plans Make-Up Payment”) such that after payment of all taxes incurred by Executive, Executive receives an amount equal to the amount Executive paid during the immediately preceding calendar year for the Benefit Plans’ coverage described in this Section. The Company shall provide the reimbursement provided in clause (vii) no later than the last day of the third year following the year in which Executive’s Termination Date occurs. Except as provided in Section 7(c), or as earlier required by applicable law, the Company shall pay the lump sum payments prescribed by Section 7(a) on the sixtieth (60th) day following the Termination Date.

(b)Sole Right to Severance. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in the event of a termination of his employment in connection with a Change of Control.

(c)Timing of Payments. To the extent necessary to avoid taxes and penalties under Section 409A of the Code, if, as of the Termination Date, Executive is a “specified employee,” within the meaning of Treasury Regulation §1.409A and using the identification methodology selected by the Company from time to time, the lump-sum payments specified in Sections 7(a) and, if it would otherwise be paid before the date specified in this Section 7(c), the first Benefit Plans Make-Up Payment, shall be paid on the first business day of the seventh month after the Termination Date, or, if earlier, upon Executive’s death. Any payments that are deferred pursuant to this Section 7(c) shall be credited with interest at the short-term Applicable Federal Rate with annual compounding, as announced by the Internal Revenue Service for the month in which the Termination Date occurs.

8.Acceleration of Vesting in Connection with Change of Control.

(a)If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination constitutes a “separation from service” within the meaning of Section 409A of the Code and is in Connection with a Change of Control, then, subject to Section 9, (x) all of such Executive’s unvested options, shares of restricted stock and restricted stock units will become fully vested and (as applicable) exercisable as of the Termination Date and remain exercisable for the time period otherwise applicable to such equity awards following such Termination Date pursuant to the applicable equity incentive plan and equity award agreement and (y) all provisions regarding forfeiture, restrictions on transfer, and the Company’s or its Affiliate’s (as applicable) rights of repurchase, in each case otherwise applicable to shares of restricted stock or restricted stock units held by such Executive, shall lapse as of the Termination Date.

(b)Section 280G Limitation. If any payment or benefit Executive would receive pursuant to Section 7 and/or Section 8(a) (collectively, the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive’s benefits under this Agreement shall be either: (1) delivered in full, or (2) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any reduction under this Subsection (b) shall be applied first to Payments that constitute “deferred compensation” (within the meaning of Section 409A of the Code and the regulations thereunder). If there is more than one such Payment, then such reduction shall be applied on a pro rata basis to all such Payments.

(c)The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group which will control the Company upon the occurrence of a Change of Control, the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(d)The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.

9.Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 7 or acceleration of equity awards pursuant to Section 8 will be subject to Executive signing and not revoking a separation agreement and release of claims in the form attached as Annex A hereto, which separation agreement and release of claims must be delivered to Executive within seven (7) days after the Termination Date and must be signed and submitted by Executive within forty-five (45) days of Executive’s receipt of the separation agreement and release of claims. No severance will be paid or provided until the separation agreement and release of claims becomes effective.

(b)Nonsolicitation. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 7, Executive agrees that, during the one (1) year period following the Termination Date, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will (i) not solicit, induce, or influence any person to modify his or her employment or consulting relationship with the Company or its Affiliates (the “No-Inducement”), and (ii) shall not use the Company’s confidential or proprietary information to solicit business from any of the Company’s or its Affiliates’ substantial customers and users (the “No-Solicit”). If Executive breaches the No-Inducement or the No-Solicit, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 7 and/or Section 8(a) will cease immediately and the Company and its Affiliates may pursue all other available remedies against Executive. As used in this Agreement, “Affiliate” means any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

(c)Nondisparagement. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 7, Executive agrees to refrain from any disparagement, criticism, defamation, or slander of the Company or its Affiliates, or their respective directors, executive officers, or employees, and to refrain from tortious interference with the contracts and relationships of the Company or its Affiliates. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

(d)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

10.Definitions.

(a)Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies, or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s Termination Date provide Executive and Executive’s eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with (or reimburse for) coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s Termination Date; provided, however, that the Company may reduce coverage under the Benefit Plans if such reduction is applicable to all other senior executives of the Company. Subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide (or reimburse for) coverage under any Benefit Plan by instead providing (or reimbursing for) coverage under a separate plan or plans providing coverage that is no less favorable.

(b)Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following, as determined by the Company in good faith: (i) acts or omissions constituting gross negligence or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company, (ii) Executive’s conviction of, or plea of guilty or nolo contendere to, crimes involving fraud, misappropriation or embezzlement, or a felony crime of moral turpitude, (iii) Executive’s violation or breach of any fiduciary duty (whether or not involving personal profit) to the Company, except to the extent that his violation or breach was reasonably based on the advice of the Company’s outside counsel, or willful violation of a published policy of the Company governing the conduct of it executives or other employees, or (iv) Executive’s violation or breach of any contractual duty to the Company which duty is material to the performance of the Executive’s duties or results in material damage to the Company or its business; provided that if any of the foregoing events is capable of being cured, the Company will provide notice to Executive describing the nature of such event and Executive will thereafter have thirty (30) days to cure such event.

(c)Change of Control. For purposes of this Agreement, “Change of Control” means (i) a sale of all or substantially all of the assets of the Company, (ii) any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the respective surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (iv) one or more contested elections of directors during a period of 36 consecutive months, as a result of which or in connection with which the persons who were directors before the first of such elections or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of the Company. Notwithstanding anything herein to the contrary, any (1) pro rata distribution (or retirement and pro rata issuance) of shares of the Company’s stock held by Cypress Semiconductor Corporation (“Cypress”) to the then existing public shareholders of Cypress (in proportion to their shareholdings of Cypress), (2) repurchase by the Company of the shares of the Company’s stock held by Cypress, or (3) acquisition, merger, consolidation, or other business combination transaction of Cypress with or into the Company shall not itself constitute a Change of Control, provided in the case of Clause (3) that Cypress assumes this Agreement in writing and is thereafter deemed to be the “Company” for all purposes under this Agreement.

(d)Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(e)Determination Date. For purposes of this Agreement, “Determination Date” means the date during the 12-month period preceding the Termination Date on which the sum of Executive’s annual Base Salary plus his annual Target Bonus was highest.

(f)Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express prior written consent: (i) a material reduction in Executive’s position or duties after the Effective Date, (ii) a material breach of this Agreement, (iii) a material reduction in the Executive’s aggregate target compensation, including Executive’s Base Salary and Target Bonus on a combined basis, excluding a reduction that is applied to substantially all of the Company’s other senior executives; provided, however, that for purposes of this clause (iii) whether a reduction in Target Bonus has occurred shall be determined without any regard to any actual bonus payments made to Executive, or (iv) a relocation of Executive’s primary place of business for the performance of his duties to the Company to a location that is more than forty-five (45) miles from the Company’s current business location in San Jose, California. Executive shall be considered to have Good Reason hereunder only if, no later than ninety (90) days following an event otherwise constituting Good Reason under this Section 10(f), Executive gives notice to the Company of the occurrence of such event and the Company fails to cure the event within thirty (30) days following its receipt of such notice from Executive, and the Executive terminates service within twenty-four (24) months following a Change of Control.

(g)In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment terminates during the period beginning three (3) months prior to a Change of Control and ending twenty-four (24) months following a Change of Control.

(h)Termination Date. For purposes of this Agreement, “Termination Date” means the date on which Executive incurs a “separation from service” within the meaning of Section 409A of the Code.

11.Indemnification and Insurance. Executive will be covered under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Articles of Incorporation, with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

12.Confidential Information. Executive acknowledges that the Agreement Concerning Proprietary Information and Inventions between Executive and the Company (the “Confidential Information Agreement”) will continue in effect. During the Employment Term, Executive agrees to execute any updated versions of the Company’s form of Confidential Information Agreement (any such updated version also referred to as the “Confidential Information Agreement”) as may be required of substantially all of the Company’s executive officers.

13.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

14.Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chief Executive Officer
SunPower Corporation
77 Rio Robles
San Jose, CA 95134

If to Executive, at the last known residential address on file with the Company.

15.Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

16.Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in San Francisco, California before a retired judge then employed by the Judicial Arbitration and Mediation Service (JAMS) under its employment arbitration rules and procedures, supplemented by the California Code of Civil Procedure. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking preliminary injunctive relief (or any other provisional remedy) in aid of arbitration from any court having jurisdiction over the Parties under applicable state laws.

17.Integration and Existing Agreement. This Agreement, together with the Confidential Information Agreement, Executive’s equity award agreements and any indemnification agreement between Executive and the Company, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral (but excluding the Confidential Information Agreement, Executive’s equity award agreements and any indemnification agreement between Executive and the Company). In the event of any conflict between this Agreement and the Confidential Information Agreement or Executive’s equity award agreements, this Agreement shall prevail. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto. Notwithstanding the preceding sentence, both the Company and Executive agree to amend this Agreement with respect to the timing of payments if the Board determines that an amendment is necessary to prevent the imposition of additional tax liability under Section 409A of the Internal Revenue Code of 1986, as amended.

18.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19.Survival. The Confidential Information Agreement, and the Company’s and Executive’s responsibilities under Sections 6 through 22 will survive the termination of this Agreement.

20.Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22.Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

23.Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

24.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

25.Section 409A of the Code. Each payment and the provision of each benefit under this Agreement will be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. It is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered in a manner consistent with such intent.

* * * * *

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the Effective Date.

COMPANY:	EXECUTIVE:

By:
Name:	Print Name:
Its:

ANNEX A	DATE

SUNPOWER CORPORATION
SEPARATION AGREEMENT AND RELEASE OF CLAIMS
This Separation Agreement and Release of Claims (hereinafter referred to as "Agreement") is made and entered into by and between Executive Name (hereinafter referred to as "Employee"), and SunPower Corporation (hereinafter referred to as "Company"). It is hereby agreed by and between the parties as follows:
1.The last day of Employee’s work for the Company and termination date will be DATE.

2.As separate consideration for this Agreement, the Company agrees to pay to Employee the amounts required pursuant to Section 7, and accelerate the vesting of equity awards pursuant to Section 8, of that certain Employment Agreement between the Company and Employee in effect as of the date hereof (the “Employment Agreement”).
Employee agrees that the foregoing shall constitute an accord and satisfaction and a full and complete settlement of Employee’s claims, shall constitute the entire amount of monetary consideration provided to Employee under this Agreement except as provided herein, and that Employee will not seek any further compensation for any other claimed damage, costs or attorneys' fees in connection with the matters encompassed in this Agreement.
Employee acknowledges and agrees that the Company has made no representations to Employee regarding the tax consequences of any amounts received by Employee pursuant to this Agreement. Other than withholdings as provided for herein, Employee agrees to pay any additional federal or state taxes which are required by law to be paid with respect to this Agreement.
3.The Company agrees that Employee will receive any sums due and owing to Employee as unpaid wages, salary and/or computed commissions, as may be applicable to Employee, to the extent Employee is owed such compensation as of Employee’s termination date, less legally required withholdings as in effect for Employee on the termination date of Employee’s employment.

4.The Company agrees that Employee will receive any sums due and owing to Employee under the Company’s PTO policy to the extent Employee is owed accrued PTO pay as of Employee’s termination date, less legally required withholdings as in effect for Employee on the termination date of Employee’s employment.

5.Employee represents that Employee has not filed any complaint, claims or actions against the Company, its affiliated companies, or their officers, agents, directors, supervisors, employees or representatives with any state, federal or local agency or court and that Employee will not do so at any time hereafter.

6.Employee hereby agrees that all rights Employee may have under section 1542 of the Civil Code of the State of California are hereby waived by Employee. Section 1542 provides as follows:

A. “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

7.Notwithstanding the provisions of section 1542 of the Civil Code of the State of California, Employee without limitation hereby irrevocably and unconditionally releases and forever discharges the Company, and its affiliated companies, their officers, agents, directors, supervisors, employees, representatives, successors and assigns, and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, causes of action, debts, sums of money, controversies, agreements, promises, damages and liabilities of any kind or nature whatsoever, both at law and equity, known or unknown, suspected or unsuspected (hereinafter referred to as "claim" or "claims"), arising from conduct occurring on or before the date of this Agreement, including without limitation any claims incidental to or arising out of Employee’s employment with the Company or the termination thereof. It is expressly understood by Employee that among the various rights and claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621. et seq.), including the Older Workers’ Benefit Protection Act (29 U.S.C. § 626(f)). This provision is intended by the parties to be all encompassing and to act as a full and total release of any claim, whether specifically enumerated herein or not, that Employee might have or has had, that exists or ever has existed on or to the date of this Agreement, to the extent permitted by law. However, this Section 7 shall not apply to (a) any claim that may not be released under applicable law and (b) any claim to be indemnified for any losses, damages or costs arising from any action or omission as a director, officer or employee of the Company or a parent or subsidiary of the Company.

8.The parties understand the word "claim" or "claims" to include without limitation all actions, claims and grievances, whether actual or potential, known or unknown, related, incidental to or arising out of Employee’s employment with the Company and the termination thereof. All such claims, including related attorneys' fees and costs, are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in contract or tort; any alleged unlawful act, any other claim or cause of action; and regardless of the forum in which it might be brought.

9.Employee agrees that Employee will now and forever keep the terms and monetary settlement amount of this Agreement completely confidential, and that Employee shall not disclose such to any other person directly or indirectly. As an exception to the foregoing, and the only exception, Employee may disclose the terms and monetary settlement amount of this Agreement to Employee’s attorney, tax advisor, accountant and immediate family (defined as and limited to spouse and children) who shall be advised of its confidentiality. Notwithstanding the foregoing, Employee may make such disclosures of the terms and monetary settlement amount of this Agreement as are required by law or as necessary for legitimate enforcement or compliance purposes. Employee agrees that the failure to comply with the terms of this paragraph shall amount to a material breach of this Agreement which will subject Employee to the liability for all damages the Company might incur. In the event of such a breach, the Company will be entitled to all legal and equitable remedies available, including, but not limited to, injunctive relief and its attorneys’ fees to obtain said relief.

10.Employee has no recall to employment rights with respect to the Company or its affiliated companies, and this Agreement severs the employment relationship between Employee and the Company on Employee’s termination date. While Employee may apply for future employment with the Company or its affiliated companies pursuant to employment policies then in effect, the Company and its affiliated companies may in their discretion without cause decline the re-employment of Employee.

11.No later than Employee’s termination date, Employee will deliver to the Company all property of the Company, proprietary documents, proprietary data and proprietary information of any nature pertaining to the Company or its affiliated companies, and will not take from the Company or its affiliated companies any documents or data of any description or any reproduction containing or pertaining to any proprietary information nor utilize same.

12.Employee acknowledges and agrees to comply with the provisions of the Employment Agreement, including but not limited to Sections 9(b) and (c) thereof.

13.Employee agrees that Employee will not hold Employee out as an agent of the Company or its affiliated companies, or as having any authority to bind the Company or its affiliated companies.

14.Employee understands and agrees that Employee:

a.Has had the opportunity of a full twenty-one (21) days within which to consider this Agreement before signing it, and that if Employee has not taken that full time period that Employee has failed to do so knowingly and voluntarily.

b.Has carefully read and fully understands all of the provisions of this Agreement.

Is, through this Agreement, releasing the Company, its affiliated companies, and their officers, agents, directors, supervisors, employees, representatives, successors and assigns and all persons acting by, through, under, or in concert with any of them, from any and all claims Employee may have against the Company or such individuals.

Knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

Knowingly and voluntarily intends to be legally bound by the same.

Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of Employee’s choice prior to signing this Agreement.

Has a full seven (7) days following the execution of this Agreement to revoke this Agreement, and has been and hereby is advised in writing that this Agreement, all of its terms, and all of the obligations of the Company contained herein, shall not become effective or enforceable until the revocation period has expired.

That rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is signed are not waived.

15.Employee expressly acknowledges that Employee has had the opportunity of a full twenty-one (21) days within which to consider this Agreement before signing it, and that if Employee has not taken that full time period, that Employee expressly waives this time period and will not assert the invalidity of this Agreement or any portion thereof on this basis.

16.This Agreement and compliance with this Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as admission by the Company of any violation of the rights of Employee, violation of any order, law, statute, duty or contract whatsoever.

17.The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties' agents, attorneys or representatives with regard to the subject matter or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

18.This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Employee expressly warrants that Employee has not transferred to any person or entity any rights or causes of action, or claims released by this Agreement.

19.Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be effected thereby and said illegal, unenforceable, or invalid term, part or provision shall be deemed not to be a part of this Agreement.

20.With the exception of the Employment Agreement and any agreement with the Company or its affiliated companies pertaining to proprietary, trade secret or other confidential information and/or the ownership of inventions, all of which shall remain in full force and effect and are unaffected by this Agreement, this Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements and understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. This Agreement may only be amended or modified by a writing signed by the parties hereto. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.

21.This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

22.The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in San Francisco, California before a retired judge then employed by the Judicial Arbitration and Mediation Service (JAMS) under its employment arbitration rules and procedures, supplemented by the California Code of Civil Procedure. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking preliminary injunctive relief (or any other provisional remedy) in aid of arbitration from any court having jurisdiction over the Parties under applicable state laws.

23.This Agreement may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any said purpose.

For Employee:
Dated: ____________
For SunPower Corporation:
Dated: _____________    By: